ARTICLES OF MERGER
                                       OF
                                CONVERGIT, INC.,
                              a Florida Corporation
                                      INTO
                                CABLE TECH, INC.,
                            a California Corporation

         Pursuant to Section 607.1105 of the Florida Business Corporation Act, the undersigned corporations adopt the following Articles of Merger:

FIRST: The plan of merger is as follows:

         1. Merger. CONVERGIT, INC., a Florida corporation, bearing document number P98000102956 ("CONVERGIT") shall be merged with and into CABLE TECH, INC., a California corporation ("CABLE"). CONVERGIT and CABLE are collectively referred to herein as the "Constituent Corporations". CABLE shall be the surviving corporation (the "Surviving Corporation") effective upon the date when these Articles of Merger are filed with the Secretary of State of the State of Florida (the "Effective Date").

         2. Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation following the Effective Date, unless and until the same shall be amended or repealed in accordance with the provisions thereof, which power to amend or repeal is hereby expressly reserved, and all rights or powers of whatsoever nature conferred in such Articles of Incorporation of the Surviving Corporation, shall constitute the Articles of Incorporation of the Surviving Corporation separate and apart from these Articles of Merger.

         3. Succession. On the Effective Date, CABLE shall continue its corporate existence under the laws of the State of California, and the separate existence and corporate organization of CONVERGIT^ shall be terminated and cease.

         4. Transfer of Assets and Liabilities. On the Effective Date, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations; and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to

Brian A. Pearlman, Esq., FL Bar #0157023
Atlas Pearlman, P.A.
350 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, FL 33301
(954) 763-1200

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each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their shareholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place except as they may be modified with the consent of such creditors, and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

         5. Conversion of Shares. On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, (i) each share of CONVERGIT issued and outstanding immediately prior to the Effective Date shall be converted into one (1) share of common stock, par value $.001 per share of the Surviving Corporation and (ii) the outstanding shares of CABLE issued and outstanding immediately prior to the Effective Date shall be converted into an aggregate of 865,067 shares of Series B Convertible Preferred Stock, par value $.001 per share, of WorldCast Interactive, Inc, the parent of CONVERGIT.

         6. Directors. The Directors of CABLE shall resign upon the Effective Date of this merger and the Directors of CONVERGIT shall serve as the only Directors of the Surviving Corporation until their successors shall have been elected or appointed.

SECOND: The Effective Date of the merger is _____________, 2000.

THIRD: The plan of merger was adopted by the shareholders and directors of CABLE on ________________, 2000, and was adopted by the shareholders and directors of CONVERGIT on _________________, 2000.

Signed                , 2000.
       ---------------

CONVERGIT, INC.,                                CABLE TECH, INC.,
a Florida corporation                           a California corporation


By:                                             By:
   ------------------------------                  -----------------------------
Name:                                           Name:
     ----------------------------                    ---------------------------
Its:                                            Its:
    -----------------------------                   ----------------------------


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